SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549

                   __________________________


                            FORM 8-K



                         CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(D) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


Date of Report: (Date of earliest event reported) October 4, 1995



                      CORNING INCORPORATED
     (Exact name of registrant as specified in its charter)



          New York               1-3247             16-0393470
_________________________________________________________________
(State or other jurisdiction   (Commission       (I.R.S. Employer
     of incorporation)         File Number)   Identification No.)



One Riverfront Plaza, Corning, New York              14831
_________________________________________________________________
(Address of principal executive offices)           (Zip Code)


                         (607) 974-9000
_________________________________________________________________
       (Registrant's telephone number, including area code)


                               N/A
_________________________________________________________________
(Former name or former address, if changed since last report)
Item 5.   Other Events.

On October 5, 1995 Corning Incorporated issued a press release commenting on developments which would affect its financial results for the third quarter ending October 8, 1995. Pertinent portions of such release are set forth below.

     "Corning Incorporated (NYSE:GLW) said today results for the third quarter ending Oct. 8 will reflect a pre-tax charge to operating earnings of $62 million as a result of management's decision to increase accounts receivable reserves at the company's Corning Clinical Labs unit. These increased reserves reflect the impact of billing systems problems, increased regulatory complexity, and a standardization of the procedures used to estimate such reserves.

     Chairman and Chief Executive Officer James R. Houghton said, "As a result of this charge, we believe Corning's third-quarter earnings per share will be approximately 30 percent below last year's third quarter earnings per share of $0.51 (before special charges and excluding equity earnings from Dow Corning Corporation.)"

     Houghton added, "Third quarter results also reflect continued weakness in the ongoing clinical lab business and difficult conditions in the retail environment which impact the consumer products business. Fortunately, we continue to benefit from strong performance in the Communications and Specialty Materials segments, particularly in the optical fiber and cable businesses. Also, Corning Pharmaceutical Services is performing well ahead of plan and last year."

     Houghton noted, "A new management team at Corning
     Clinical Labs is taking appropriate and timely corrective action to resolve the systems issues.
     However, market conditions in this industry will continue to pressure margins over the near term.
     Consequently, for the company as a whole, profit comparisons will remain difficult over the next few quarters. Our problem areas are being decisively addressed and the other key businesses are as encouraging as they have ever been."


                          SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                        CORNING INCORPORATED
                                        Registrant



Date: October 5, 1995              By:  /s/ M. Ann Gosnell
                                        M. Ann Gosnell
                                        Assistant Secretary